Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER NAMES THERESA M. MESSINA

CHIEF ACCOUNTING OFFICER

WATERBURY, Conn., January 15, 2010 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., announced today that Theresa M. Messina has joined the Company as Chief Accounting Officer. In this capacity, she will serve as the Company’s principal accounting officer and have responsibility for all accounting and treasury operations. Messina will report directly to Jerry Plush, Webster’s Senior Executive Vice President and Chief Financial Officer/Chief Risk Officer.

Messina was most recently at Fannie Mae, where she worked since 2006 directing all aspects of strategic operations involving more than 18 million single-family residential mortgages with a total balance in excess of $3 trillion. Prior to joining Fannie Mae, she was a partner in audit and advisory services at Ernst & Young in New York City between 2000 and 2006. From 1995 to 1998, she was Senior Vice President for operations at Fidelity Management Trust Co., in Boston, where she managed daily operations for the institutional business and directed a staff of more than 300.

“Terri brings a wealth of experience in financial services,” Plush said. “She has held important senior management roles in diverse and complex financial organizations in addition to her role at a major public accounting firm. As a member of our executive team, Webster will benefit from her strong interpersonal and leadership skills and her depth and breadth of experience.”

Messina is a graduate of Lehigh University and has a MBA in corporate finance from St. Joseph’s University. She is a Certified Public Accountant and is licensed in New York and Pennsylvania.

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Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.8 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 492 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.

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